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                                                                    Exhibit 4.15
[ONI Systems Corp. Letterhead]




May 24, 2000


Mr. John Remondi
Vice President
FMR Corp.
82 Devonshire Street R25D
Boston, MA  02109

     Re:  Waiver of Vesting and Exercise Restrictions

Dear Mr. Remondi:

     Pursuant to Section 4.2 of that certain Warrant to Purchase Common Stock of Optical Networks, Incorporated dated as of February 15, 2000 (the "Warrant") by and between FMR Corp. and ONI Systems Corp. (formerly Optical Networks, Incorporated), we hereby clarify that the Expiration Date as stated on the cover page of the Warrant was erroneously stated as February 14, 2005 and that the correct Expiration Date is February 14, 2007 The Warrant automatically becomes fully exercisable under Section 1.1 of the Warrant at the open of business on February 14, 2007 and terminates at the close of business on February 14, 2007.

     Except as specifically set forth in this letter, the Warrant shall continue in full force and effect in accordance with its terms.


                              Very truly yours,


                              /s/ Michael A. Dillon
                              Michael A. Dillon
                              Vice President and General Counsel
MAD/blb